UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 1, 2013

ANCHOR FUNDING SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-52589	20-5456087
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

10801 Johnston Road, Suite 210 Charlotte, NC	28226
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(866) 789-3863

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

The Company has formed FlexShopper, LLC, a North Carolina Limited Liability Company, to be a wholly-owned subsidiary. FlexShopper is engaged in a business that will provide certain types of durable goods to consumers on a lease-to-own (“LTO”) basis and also provide LTO terms to consumers of third party retailers and e-tailers. The Company anticipates generating revenues from this new line of business later this year, while maintaining its existing business.  Management believes that the introduction of FlexShopper’s LTO programs support broad untapped expansion opportunities within the U.S. consumer e-commerce and retail marketplaces.  FlexShopper and its online LTO products will provide consumers the ability to acquire durable goods, including electronics, computers and furniture they need, on a low payment, lease basis. Concurrently, e-tailers and retailers that work with FlexShopper may substantially increase their sales by utilizing FlexShopper’s online channels to connect with consumers that want to acquire products on an LTO basis.  One method currently in development by FlexShopper that connects retailers/e-tailers with these consumers is a patent pending system that enables consumers to buy products on an LTO basis using mobile devices and tablets.

Given the intensely competitive retail and e-tail environment, retailers and e-tailers seeking ways to add additional customers and increase their sales, both at the store level, online and for mobile devices and tablets, will benefit by utilizing our LTO payment options for consumers seeking additional payment option alternatives.

On August 1, 2013, the Company’s OTC Bulletin Board symbol was changed from “AFNG” to “FPAY.” “FPAY” denotes a “flexible way to pay.” The Company intends to change its corporate name to FlexShopper, Inc., subject to stockholder approval.  The Company has filed a trademark application with the United States Patent and Trademark Office.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANCHOR FUNDING SERVICES, INC.,
a Delaware corporation

August 1, 2013	By:	/s/ Brad Bernstein
Brad Bernstein
President and Chief Financial Officer

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